Exhibit 99.1

News Release

Wabtec Reports 4Q And Full Year Results; 2009 Cash From Operations Of $161 Million, Exceeding Net Income For 12th Straight Year; Affirms 2010 Guidance

WILMERDING, PA, February 23, 2010 – Wabtec Corporation (NYSE: WAB) today reported its 2009 fourth quarter and full-year results, including the following:

•

In the fourth quarter, earnings per diluted share were 56 cents, excluding a previously announced charge of 6 cents per diluted share for an arbitration ruling. Including the charge, earnings per diluted share were 50 cents. Sales decreased to $359 million, as increased sales in the Transit Group were offset by lower sales in the Freight Group. Compared to the third quarter of 2009, sales were 9 percent higher, with both groups showing an increase.

•

During the fourth quarter, Wabtec completed the acquisition of Unifin International, a leading manufacturer of cooling systems and related equipment for the power generation and transmission industry, for $93 million.

•

For the full year, Wabtec had earnings per diluted share of $2.39, on sales of $1.4 billion. The company generated strong cash flow from operations of $161 million, or 11.5 percent of sales, marking the 12th consecutive year that Wabtec’s cash flow from operations exceeded net income. At year-end, the company had cash of $189 million and debt of $392 million. With its strong balance sheet and cash flow, Wabtec believes it has ample capacity to invest in future growth opportunities.

•	During the year, Wabtec repurchased 669,700 shares of company stock for $20 million.

Also today, Wabtec affirmed its 2010 earnings per diluted share guidance of $2.35-$2.50, with revenues expected to be flat to slightly up.

Albert J. Neupaver, Wabtec’s president and chief executive officer, said: “Faced with very challenging market conditions in 2009, the company performed well, generating strong cash flow from operations and improving margins, after adjusting for one-time items. These results were due to our diversified business model and the hard work of employees at all levels of the company. Market conditions will continue to be challenging in 2010, but we expect to benefit from our 2009 restructuring actions and other growth initiatives. We are optimistic about the company’s future growth opportunities around the world, given our strong balance sheet, diversified business model and continued application of the Wabtec Performance System principles.”

Wabtec Corporation (www.wabtec.com) is a global provider of value-added, technology-based products and services mainly for the freight rail and passenger transit industry.

News Release

This release contains forward-looking statements, such as statements regarding the company’s expectations about future earnings. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, an economic slowdown in the markets we serve; a decrease in freight or passenger rail traffic; an increase in manufacturing costs; and other factors contained in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update these statements or advise of changes in the assumptions on which they are based.

Wabtec will host a call with analysts and investors at 10 a.m., eastern time, today. To listen via webcast, go to www.wabtec.com and click on “Webcasts” in the “Investor Relations” section.

Set forth below is the calculation of the non-GAAP performance measure included in this press release. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Wabtec’s reported results prepared in accordance with United States GAAP:

Reconciliation of fourth quarter earnings per diluted share
Net income per diluted share	50 cents
Add back charge for arbitration ruling	6 cents

Net income per diluted share excluding charge	56 cents

WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2009 AND 2008

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	Fourth Quarter 2009	Fourth Quarter 2008	For the Year 2009	For the Year 2008
Net sales	$359,188	$405,211	$1,401,616	$1,574,749
Cost of sales	(259,526)	(299,415)	(1,008,290)	(1,147,563)

Gross profit	99,662	105,796	393,326	427,186
Gross profit as a % of Net Sales	27.7%	26.1%	28.1%	27.1%

Selling, general and administrative expenses	(43,171)	(44,275)	(160,998)	(170,597)
Engineering expenses	(10,966)	(9,656)	(42,447)	(38,981)
Amortization expense	(3,727)	(1,611)	(9,849)	(5,092)

Total operating expenses	(57,864)	(55,542)	(213,294)	(214,670)
Operating expenses as a % of Net Sales	16.1%	13.7%	15.2%	13.6%

Income from operations	41,798	50,254	180,032	212,516
Income from operations as a % of Net Sales	11.6%	12.4%	12.8%	13.5%

Interest (expense) income, net	(4,526)	(3,791)	(16,674)	(8,508)
Other (expense) income, net	(648)	1,471	1	292

Income from continuing operations before income taxes	36,624	47,934	163,359	204,300

Income tax expense	(12,419)	(16,825)	(48,304)	(73,746)

Effective tax rate	33.9%	35.1%	29.6%	36.1%

Income from continuing operations	24,205	31,109	115,055	130,554

Discontinued operations
Income (loss) from discontinued operations (net of tax)	—	—	—	(3)

Net income	$24,205	$31,109	$115,055	$130,551

Earnings Per Common Share
Basic
Income from continuing operations	$0.51	$0.64	$2.41	$2.69
Income from discontinued operations	—	—	$—	$—
Net income	$0.51	$0.64	$2.41	$2.69

Diluted
Income from continuing operations	$0.50	$0.64	$2.39	$2.66
Income from discontinued operations	—	—	—	$—
Net income	$0.50	$0.64	$2.39	$2.66

Weighted average shares outstanding
Basic	47,331	48,034	47,499	48,232

Diluted	47,803	48,640	47,977	48,847

Sales by Segment
Freight Group	$147,920	$198,850	$588,399	$773,523
Transit Group	211,268	206,361	813,217	801,226

Total	$359,188	$405,211	$1,401,616	$1,574,749